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                                                                   EXHIBIT 23.3




We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4 No. 333-77333) and related Prospectus of Carmike Cinemas, Inc. for the registration of $200 million of its 9 3/8% Series B Senior Subordinated Notes due 2009 and to the incorporation by reference therein of our report dated February 25, 1999, with respect to the consolidated financial statements and schedule of Carmike Cinemas, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1998, filed with the Securities and Exchange Commission.


                                                           /s/ Ernst & Young LLP
Columbus, GA

June 14, 1999